Calculation of Filing Fee Tables
S-8
Stagwell Inc
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Common Stock, par value of $0.001 per share, to be issued in connection with the Stagwell Inc. Third Amended and Restated 2016 Stock Incentive Plan	457(a)	20,000,000	$ 5.25	$ 105,000,000.00	0.0001531	$ 16,075.50
Total Offering Amounts:						$ 105,000,000.00		$ 16,075.50
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 16,075.50
Offering Note
[1]	(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover an indeterminate number of shares of additional Class A Common Stock ("Shares") that may be necessary to adjust the number of Shares reserved for issuance pursuant to the Stagwell Inc. Third Amended and Restated 2016 Stock Incentive Plan by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class A common stock. (2) Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low sales prices per share of common stock as reported on the Nasdaq Global Select Market on July 24, 2025.